EXHIBIT 5.1

Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511 www.szaferman.com

Arnold C. Lakind

Barry D. Szaferman

Jeffrey P. Blumstein

Steven Blader

Brian G. Paul+

Craig J. Hubert++

Michael R. Paglione*

Lionel J. Frank**

Jeffrey K. Epstein+

Stuart A. Tucker

Scott P. Borsack***

Daniel S. Sweetser*

Robert E. Lytle

Janine G. Bauer***

Daniel J. Graziano Jr.

Nathan M. Edelstein**

Bruce M. Sattin***

Gregg E. Jaclin**

Robert P. Panzer

Benjamin T. Branche*

Eric M. Stein**

Robert G. Stevens Jr.**

Of Counsel

Stephen Skillman

Linda R. Feinberg

Anthony J. Parrillo

Paul T. Koenig, Jr.

Robert A. Gladstone

Janine Danks Fox*

Richard A. Catalina Jr.*†

E. Elizabeth Sweetser

Keith L. Hovey

Michael D. Brottman**

Lindsey Moskowitz Medvin**

Mark A. Fisher

Robert L. Lakind***

Thomas J. Manzo**

Carley Ward**

Melissa A. Chimbangu

Kathleen O’Brien

Steven A. Lipstein**

Yarona Y. Liang#

Brian A. Heyesey

Mengyi "Jason" Ye

John O’Leary***

Christopher S. Myles

Christopher S. Kwelty

February 3, 2016

Aquarius Cannabis, Inc. 515 South Flower Street, 36th Floor Los Angeles, CA 90071	+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

Gentlemen:

You have requested our opinion as counsel for Aquarius Cannabis Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to an offering of (a) 1,850,000 shares of common stock  issued to a portion of our selling security holders  pursuant to Regulation D Rule 506 as promulgated by the Commission under the Act, with such shares having previously been issued (the “Offering”); (b) 1,975,000 shares of common stock previously issued to two selling shareholders who purchased shares through private securities purchase agreements; (c) 3,850,000 shares of Common Stock issuable to a portion of our selling security holders upon conversion of convertible promissory notes issued in two private offerings pursuant to Regulation D Rule 506 as promulgated by the Commission under the Act, by Aquarius Holdings LLC, a Colorado limited liability company (“Aquarius Colorado”), our wholly-owned subsidiary; (d) 258,275 shares of Common Stock issuable to a portion of our selling shareholders upon conversion of convertible promissory notes and warrants issued by the Company to consultants for services rendered; (e) 1,058,062 shares of common stock previously issued to a portion of our selling shareholders as share based compensation for our independent contractors for services rendered; and (f) 843,016 shares of common stock previously issued to a portion of our selling shareholders as consideration for their ownership in Aquarius Colorado (collectively, the “Shares”) for an aggregate of 9,834,353 Shares of the Company’s common stock, par value $0.0001 per share.

The Company acquired Aquarius Colorado on December 1, 2014, via a share exchange agreement with Aquarius Colorado’s members. In exchange for all of the membership interests of the members of Aquarius Colorado, the Company issued the members shares of the Company’s Common Stock and Aquarius Colorado became the Company’s wholly-owned subsidiary.

In order to render our opinion, we have examined the following documents identified and authenticated to our satisfaction:

(a)	the Registration Statement which includes the prospectus;
(b)	the certificate of an Officer of the Company dated on even date herewith (the “Officer’s Certificate”);
(c)	the Certificate of Incorporation of the Company dated July 3, 2014;
(d)	a Board of Directors resolution ratifying the Offering pursuant to Regulation D Rule 506;
(e)	a Board of Directors resolution ratifying the shares in two private securities purchase agreements;
(f)	a Board of Directors resolution ratifying the sale of convertible notes issued to investors in two private offerings by Aquarius Colorado pursuant to Regulation D Rule 506;
(g)

a Board of Directors resolution ratifying the issuance of convertible notes and warrants to consultants for services rendered and holding the convertible note shares and the warrant shares in reserve until such conversion occurs;

(h)	a Board of Directors resolution ratifying the issuance of shares to independent contractors as share based compensation for services rendered;
(i)	a Board of Directors resolution ratifying the share exchange agreement with the members of Aquarius Colorado;
(j)	a Board of Directors resolution ratifying the issuance of shares to holders in Aquarius Colorado as consideration for merging with the Company;
(k)	a Board of Directors resolution ratifying the registration of the Shares on the Registration Statement;
(l)	a “Certificate of Existence with Status in Good Standing” for the Company issued by the Secretary of State of the State of Nevada dated February 1, 2016.

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officer’s Certificate. In reliance on the factual matters contained therein, and based upon our review of the foregoing, it is our opinion that the Shares, have been duly authorized, were legally issued, fully paid and are non-assessable, and that the warrant Shares and convertible note Shares, when issued and paid for in accordance with the terms of the warrants and the convertible notes, will be legally issued, fully paid and non-assessable.

We offer our opinion based upon the laws of the State of Nevada. This opinion opines upon Nevada law including statutory provisions, all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By:	/s/ Gregg Jaclin
Gregg E. Jaclin
For the Firm